Exhibit 10.33
Execution Version
2009 EMPLOYMENT AGREEMENT
     THIS 2009 EMPLOYMENT AGREEMENT (this “Agreement”) by and between ORIGEN FINANCIAL, INC., a Delaware corporation (“Parent”), ORIGEN FINANCIAL L.L.C., a Delaware limited liability company (the “Company”) and RONALD A. KLEIN (“Employee”) is made and entered into on May 1, 2009, and for all purposes shall be effective on April 4, 2009 (the “Effective Date”). Collectively, Parent and Company shall be referred to as “Employers.”
RECITAL:
     A. Employers and Employee are parties to that certain Employment Agreement dated July 14, 2006, as amended on July 1, 2008, (the “Employment Agreement”).
     B. Employers and Employee acknowledge that pursuant to the Company’s Asset Disposition and Management Plan, which was approved by the Company’s shareholders in June, 2008, and subsequently implemented by the Company, the nature of the business of the Company has changed dramatically during 2008, including: (1) the sale of the Company’s unsecuritized loan portfolio; (2) the sale of the Company’s servicing assets and platform; (3) the sale of certain bond assets; (4) the refinancing of the Company’s senior debt; (5) the sale of the Company’s origination platform; and (6) the downsizing of the Company’s workforce from over 300 employees to approximately 23 current employees with the expectation that the employee force will normalize at 8 employees with several consultants by the third quarter of 2009.
     C. In light of the dramatic changes to the Company’s business and consequential changes in its need for management services, Employers and Employee desire to modify Employee’s rights, duties and obligations under the Employment Agreement so that the Employment Agreement shall terminate in its entirety upon the effectiveness of this Agreement. From and after the Effective Date, Employee will be employed as a part-time Employee of Employers, will receive payments accrued and owing under the provisions of the Employment Agreement pursuant to the provisions of this Agreement and will be compensated for services going forward pursuant to the terms of this Agreement. Simultaneously with the Effective Date of this Agreement, Employers and Employee are entering into that certain Success Fee Agreement providing for the payment of fees by Employers to Employee and others upon successful conclusion of certain transactions.
     NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, the parties agree as follows:
1.	Termination of Employment Agreement, Payment of 2008 Bonus, Change of Control Payment, and Capital Accumulation Plan Payment.
          (a) Employers and Employee each hereby agree that the Employment Agreement is terminated and of no further force or effect, effective at the close of business on the day immediately preceding the Effective Date. From the Effective Date forward, all aspects of the employment and compensation agreements between the Company and Employee will be governed by the provisions of this Agreement, with the exception of the payments described in the letter governing “Success Fees for Transaction Services”.
          (b) In recognition of Employee’s performance as CEO in preserving Employers’ assets during the difficult 2008 economic climate, the Board of Directors has granted, and Employers unconditionally agree to pay, to Employee a bonus of $250,000, to be paid on October 5, 2009.

          (c) The termination of the Employment Agreement and any termination of this Agreement shall not in any way negate or relieve Employers’ unconditional obligation to pay Employee the $2,332,200 change-of-control payment which was earned in 2008 and will be paid to Employee on July 1, 2009.
          (d) The termination of the Employment Agreement and any termination of this Agreement shall not in any way negate or relieve Employers’ unconditional obligation to pay Employee the $280,000 due on November 15, 2011 under the Capital Accumulation Plan.
     2. Term of Employment.
          (a) Subject to the provisions for termination provided in this Agreement, the term of Employee’s employment under this Agreement (the “Initial Term”) shall commence on the Effective Date and shall continue thereafter until the same date in the twenty-fourth (24th) month after the Effective Date.
          (b) Employers and Employee acknowledge and agree that Employee’s employment may be terminated, for any reason or for no reason at all, upon not less than sixty (60) days prior written notice of termination by Employee or Employers.
          (c) The Term of this Agreement shall be extended upon sixty (60) days prior written notice to Employee from Employers for one (1) year beginning (i) at the end of the Initial Term (the “First Extended Term”), (ii) at the end of the First Extended Term (the “Second Extended Term”), and (iii) at the end of the Second Extended Term (the “Third Extended Term”). The last day of the Initial Term, the First Extended Term, the Second Extended Term and the Third Extended Term are each referred to in this Agreement as a “Contract Term Date”.
     3. Services and Duties.
          (a) Employers agree to employ Employee as CEO of Company and Parent, on a part-time basis, and Employee accepts the employment, on the terms and subject to the conditions set forth below. During the Term, Employee shall perform services (the “Services”) for Employers, and shall do and perform diligently all such Services, acts and things and duties as reasonably may be requested from time to time by the Board of Directors of Company (the “Board”), which duties shall be consistent with Employee’s range of responsibilities as set forth below:
1. While not a regimented program without flexibility, the nature and types of the principal specific functional activities of the Company are administration as set forth in the attached Appendix A (“Administration”) and portfolio management as set forth in the attached Appendix B (“Portfolio Management”). Employee will have general oversight responsibility for all Company activities and will have direct oversight of the Chief Financial Officer for Administration and over employees and consultants of the Company, currently headed by Mark Landschulz, for Portfolio Management. Employee is responsible to make sure that these functions are carried out, supervise their execution and meet with the portfolio team to strategize and deal with issues affecting the Company’s assets as they arise.
2. Employee will provide to the Audit Committee of the Board of Directors of the Company, the information and certifications described in Item 307 — “Disclosure Controls and Procedures” and Item 308 –“Internal Control over Financial Reporting” promulgated under the Sarbanes Oxley Act.
3. Employee will conduct periodic, regular investor communications and meetings with bondholders, shareholders and market makers for the Company’s common stock as reasonably necessary. This will require meetings, regular calls and direct written communications as prudent and necessary.
4. “Eye on the market”— Employee will keep himself informed and will observe and follow all material developments in relevant markets that could affect the Company’s business and assets.
5. Employee will maintain relationships for the Company with financing sources, rating agencies and potential buyers of the Company’s assets. This will require meetings, travel, regular calls and direct written communications as prudent and necessary.
6. Employee will seek and promote strategic initiatives-such as replacement or termination of Ambac guarantees, Green Tree servicing performance, sale or refinancing of the Citi bonds, sales of residual interests, a possible sale of the Company, refinancing of debt, managing securitization calls, and other asset preservation or disposition opportunities, and will report on these activities to the Board regularly.
          (b) During the Term, Employee agrees to serve as a manager of the Company and a director of Parent, and Parent agrees to nominate Employee as a director.
          (c) For service as CEO of the Company and Parent, the Company and Parent each hereby indemnifies Employee to the full extent of the indemnities currently provided to officers and directors of the Company and Parent, respectively, under the applicable indemnification provisions of the Certificate of Formation of Company and the Certificate of Incorporation of the Parent, respectively, as each may be amended from time to time, and to the fullest extent permitted under Delaware law. Company agrees that it will seek to maintain liability insurance covering its directors, officers and employees customary for businesses of the type and size operated by the Company to the extent reasonably available and reasonably affordable in the Company’s business, for which Employers will pay the premiums. To the extent available, Employee will be named as an additional insured under Employers’ Directors’ and Officers’, Errors and Omissions and other similar insurance policies.
     4. Devotion to Employers’ Business. The Employee shall devote his best efforts, knowledge, skill, and such portion of his productive time, ability and attention to the business of Employers during the Term as may be necessary to adequately and professionally discharge his duties and responsibilities under this Agreement; provided, however, nothing in this Agreement shall require Employee to perform services at specific regular times or amounts of time or at a specific place or places, nor prohibit Employee from taking employment or from any other activities, so long as Employee adequately performs his duties and responsibilities under this Agreement and observes his fiduciary duties to the Company, Parent and Parent’s shareholders.
     5. Compensation. As compensation for the services to be performed by Employee under this Agreement, Employers shall pay to Employee, during the Term, and in accordance with Employers’ usual pay practices (and in any event no less frequently than monthly), the following amounts, which shall be in addition to the amounts owed by Employers to Employee under Sections 1(b), (c) and (d) of this Agreement, which include amounts paid to satisfy payments required by the Employment Agreement:
          (a) One Hundred Fifteen Thousand Eight Hundred Thirty-three and 33/100 Dollars ($115,833.33) per month for the period beginning on the Effective Date and ending on the first anniversary of the Effective Date.
          (b) Twenty-five Thousand Dollars ($25,000.00) per month beginning the 13th month of the Term through and including the end of the Initial Term;
          (c) If, and only if, the Company elects to extend Employee’s employment pursuant to Section 2(c)(i), twenty-five Thousand Dollars ($25,000.00) per month through the First Extended Term ending in 2012;

          (d) If, and only if, the Company elects to extend Employee’s employment pursuant to Section 2(c)(ii), Thirty Thousand Dollars ($30,000.00) per month for the Second Extended Term ending in 2013; and
          (d) If, and only if, the Company elects to extend Employee’s employment pursuant to Section 2(c)(iii), Thirty-five Thousand Dollars ($35,000.00) per month for the Third Extended Term ending in 2014.
     6. Reimbursement of Business Expenses. Employers shall reimburse Employee or provide him with an expense allowance during the term of this Agreement for travel, entertainment, business development, data access, telephone and other expenses reasonably and necessarily incurred by Employee in connection with Employers’ business. Employee shall furnish such documentation with respect to reimbursement to be paid hereunder as Employers shall reasonably request. Employers also shall provide and pay for the same or substantially similar coverage to that which currently exists for Employee under its group medical insurance and group disability insurance policies during the Initial Term and any Extended Term.
     7. Termination of Employment.
          (a) This Agreement and Employee’s employment hereunder may be terminated:
          (i) by either Employee or Employers at any time for any reason whatsoever or for no reason upon not less than sixty (60) days written notice;
          (ii) by Employers at any time for “Cause” without prior notice; and
          (iii) upon Employee’s death or if Employee has been Disabled. “Disabled” or “Disability” shall mean the inability of Employee to perform the duties and responsibilities of his employment with Employers as contemplated in this Agreement by reason of his illness or other physical or mental impairment or condition, if such inability continues for a period of 120 days or more during any twelve-month period.
          (b) For purposes of this Agreement, for “Cause” means (i) a material breach of any provision of this Agreement by Employee (if the breach is curable, it will constitute Cause only if it continues uncured for a period of twenty (20) days after Employee’s receipt of written notice of such breach from Company), (ii) Employee’s failure or refusal, in any material manner, to perform all lawful services required of him pursuant to this Agreement, which failure or refusal continues for more than twenty (20) days after Employee’s receipt of written notice of such deficiency, (iii) Employee’s commission of fraud, embezzlement or theft, or a crime constituting moral turpitude, in any case whether or not involving Company, that in the reasonable good faith judgment of the Board of Parent or the Board of Company, renders Employee’s continued employment harmful to Company, (iv) Employee’s misappropriation of Company assets or property, including, without limitation, obtaining reimbursement through fraudulent vouchers or expense reports, (v) Employee’s conviction or the entry of a plea of guilty or no contest by Employee with respect to any felony or other crime that, in the reasonable good faith judgment of the Board of Parent or the Board of Company, adversely affects Company, Parent and/or either of its reputation or business, or (vi) any breach by Employee of his fiduciary duties under this Agreement or under applicable law.
     8. Compensation Upon Termination.
     Under no circumstances will any termination of this Agreement at any time by any party for cause, for any reason, for no reason at all, or based on Employee’s death or Disability, excuse

Employers from their obligation to pay Employee the payments described in paragraphs 1(b)-1(d) of this Agreement, and such amounts shall not be compensation upon termination for the purposes of this Section 8. The following shall govern other compensation due to Employee upon termination of this Agreement:
          (a) If Employers terminate this Agreement during the first year of the Initial Term, for any reason or for no reason at all, or if Employee dies or becomes Disabled, Employee shall be entitled to a total payment (the “Aggregate Severance Payment”) equal to the product of (x) $90,933.33 and (y) the number of full months beginning with the first month following Employee’s termination of employment through and including the month preceding the first anniversary of the Effective Date.
               (i) If Employee is involuntarily terminated by Employers, Employee shall receive monthly payments equal to 2/12th of the Internal Revenue Code section 401(a)(17) annual compensation limit (in effect for the year of the involuntary termination) commencing on the first month following Employee’s termination and ending with a payment on the first of the month which is six months after the first payment, or April 4, 2010, if sooner. The difference between the Aggregate Severance Payment and the total amount paid pursuant to the preceding sentence shall be paid in three substantially equal monthly payments commencing on the month next subsequent to the month in which the last payment is made pursuant to the preceding sentence.
               (ii) If Employee’s employment is terminated because he is Disabled, Employer shall pay Employee the Aggregate Severance Payment on the date that is the first day after the six-month anniversary of Employee’s termination date.
               (iii) If Employee dies before the first anniversary of the Effective Date, Employer shall pay to Employee’s estate or personal representative the Aggregate Severance Payment on the date that is thirty days after the date of Employee’s death.
     Notwithstanding any other provision of this Agreement to the contrary, except in the case of termination as a result of Employee’s death or Disability, Employers’ obligations under this paragraph 8(a) shall be contingent on Employee executing and delivering to Employers a mutual release of claims, substantially in the form attached hereto as Exhibit A, which Employers shall be obligated to countersign.
          (b) If Employee terminates this Agreement during the first year of the Initial Term, for any reason or for no reason at all, Employee shall be entitled to no further compensation or other benefits under this Agreement, other than any unpaid compensation earned by Employee hereunder for the period up to and including the effective date of such termination and other than all unpaid amounts required by Sections 1(b) through 1(d) (which shall not be considered compensation upon termination under this Section 8).
          (c) After the first year of the Initial Term, if Employers or Employee terminate this Agreement for any reason or for no reason at all, Employee shall be entitled to no further compensation or other benefits under this Agreement, other than any unpaid compensation earned by Employee hereunder for the period up to and including the effective date of such termination.
          (d) Employers shall pay for Employees’ COBRA benefits for one year if Employers terminate Employee or do not renew this Agreement.
          (e) Employee shall not be entitled to any other compensation or benefits under this Agreement upon the termination of his employment with Employers for any reason whatsoever.
          (f) Immediately upon the cessation of Employee’s employment with Employers for any reason whatsoever, notwithstanding anything else to the contrary contained in this Agreement or otherwise, Employee will stop serving the functions of his terminated or expired position(s) and shall be without any of the authority or responsibility for such position(s). Upon request, at any time following the cessation of his employment for any reason, Employee shall resign as a manager of Company and as a director of Parent if then a member of either Board.
     9. Excise Tax Payment.
     If any of the payments or benefits received or to be received by Employee under this Agreement is determined to constitute a “parachute payment” as such term is defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), Employers shall pay to Employee, prior to the time an excise tax imposed by the Code is payable, an additional amount which, after the imposition of all income and excise taxes thereon, is equal to the excise tax payable. The determination of whether a payment constitutes a parachute payment and, if so, the amount to be paid to Employee and the time of payment shall be made by a nationally recognized United States public accounting firm selected by Employers which has not, during the two years preceding the date of its selection, acted in any way on behalf of Employers or any affiliate thereof.
     10. Covenant Not To Compete and Confidentiality.
     This Covenant Not To Compete and Confidentiality provision supersedes and replaces in its entirety the Covenant Not to Compete and Confidentiality provision of the Employment Agreement.
          (a) Employee acknowledges Employers’ reliance and expectation of Employee’s continued commitment to performance of his duties and responsibilities under this Agreement. In light of such reliance and expectation on the part of Employers, Employee, in consideration of the compensation and other payments to be made by Employers under this Agreement, and without expectation for any additional payments or compensation, agrees to the provisions set forth below.
          (i) Employee shall not compete with Company or Parent, as defined in Section 9(a)(ii) below, for a period commencing on the Effective Date and ending:
(A) if this Agreement terminates on a Contract Term Date having run its full course, the date that is 12 months after the termination date,
(B) if this Agreement is terminated by Company under paragraph 7(a)(ii) or by Employee under paragraph 7(a)(i), the later to occur of (I) the Contract Term Date or (II) the date that is 12 months after the date of termination, or
(C) if Company terminates this Agreement under paragraph 7(a)(i), the date that is 12 months after the termination date.
          (ii) The phrase “shall not compete with Company or Parent” means that Employee shall not, directly or indirectly, engage in, or have an interest in or be associated with (whether as an officer, director, stockholder, partner, associate, employee, consultant, owner or otherwise) any corporation, firm or enterprise which, in a manner that is competitive with and adverse to the business of Company or Parent, is engaged in the management of manufactured housing finance assets anywhere within the continental United States or Canada (a “Competitive Business”); provided, however, that (A) Employee shall not be prohibited from serving as an employee of, independent contractor of, or consultant to, a company that has a subsidiary or affiliate that is a Competitive Business, so long as Employee (x) does not serve as an employee, independent contractor or consultant for such subsidiary or affiliate engaged that is a Competitive Business, and (y) is not otherwise involved in any way in the Competitive Business on behalf of such company, (B) Employee shall be permitted to make investments that do not interfere or conflict with the performance of Employee’s duties or directly compete with the business of the Company and Parent, (C) Employee shall be permitted to make passive investments in the stock of any publicly traded business (including a Competitive Business), so long as the stock investment in any Competitive Business does not rise above one percent (1%) of the outstanding shares of such Competitive Business and (D) Employee shall be entitled, without further obligation to the Company, to pursue directly or indirectly any transaction or opportunity that might be competitive to, or within the business of, the Company so long as that transaction or opportunity first is fully presented to the Board of Directors of Parent and the Board of Directors determines that Parent and the Company will not pursue that transaction or opportunity for itself.
          (iii) Except to the extent legally required to do so, Employee shall not at any time, for so long as any Confidential Information (as defined below) shall remain confidential or otherwise remain wholly or partially protectable, either during the term of this Agreement or thereafter, use or disclose any Confidential Information, directly or indirectly, to any person outside of Company, Parent or any company owned or controlled by Company or Parent or under common control with Company, Parent or the Subsidiaries (an “Affiliate”).
          (iv) Promptly upon the termination of this Agreement for any reason, Employee (or in the event of Employee’s death, his personal representative) shall return to Company any and all copies (whether prepared by or at the direction of Company or Employee) of all records, drawings, materials, memoranda and other data constituting or pertaining to Confidential Information.
          (v) For a period commencing on the Effective Date and ending upon the expiration of 12 months from the termination of this Agreement for any reason, Employee shall not, either directly or indirectly, divert, or by aid to others, do anything which would tend to divert, from Company, Parent or any Affiliate any trade or business with any customer or supplier with whom Employee had any contact or association during the term of Employee’s employment with Employers or with any party whose identity or potential as a customer or supplier was confidential or learned by Employee during his employment by Employers.
          (vi) For a period commencing on the Effective Date and ending upon the expiration of 12 months from the termination of this Agreement for any reason, Employee shall not, either directly or indirectly, employ, solicit for employment, or advise or recommend to any other person that such other person employ or solicit for employment, any person employed by Company during the term of this Agreement. This restriction shall not prohibit Employee from employing or soliciting for employment any non-employee consultants working for Employers, so long as such solicitation and employment does not result in the termination by the solicited non-employee consultant of its consulting relationship with the Employers. Specifically, Employee shall be permitted to employ or solicit for employment Mark Landschultz and Elaine Nesbit subject to the condition in the foregoing sentence.
          (b) As used in this Agreement, the term “Confidential Information” shall mean all business information of any nature and in any form which at the time or times concerned is not generally known to those persons engaged in business similar to that conducted or contemplated by Company, Parent or any Affiliate (other than by the act or acts of an employee not authorized by Company to disclose such information) and which relates to any one or more of the aspects of the business of Company, Parent or any of the Affiliates or any of their respective predecessors, including, without limitation, patents and patent applications, inventions and improvements (whether or not patentable), development projects, policies, processes, formulas, techniques, know-how, and other facts relating to sales, advertising, promotions, financial matters, customers, customer lists, customer purchases or requirements, and other trade secrets.
          (c) Employee agrees and understands that the remedy at law for any breach by him of this Section 10 will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, Employee acknowledges that Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach. Nothing in this Section 10 shall be deemed to limit Company’s remedies at law or in equity for any breach by Employee of any of the provisions of this Section 10 which may be pursued or availed of by Company.
          (d) Employee acknowledges and agrees that the covenants set forth above are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any of the covenants, or any part of any covenant, is invalid or unenforceable, the remainder of the covenants shall not be affected and shall be given full effect, without regard to the invalid portion. If any court determines that any of the covenants, or any part of any covenant, is unenforceable because of its duration or geographic scope, such court shall have the power to reduce the duration or scope, as the case may be, and, enforce such provision in such reduced form. Employee and Employers intend to and hereby confer jurisdiction to enforce the covenants upon the courts of any jurisdiction within the geographical scope of such covenants. If the courts of any one or more of such jurisdictions hold the covenants, or any part of any covenant, unenforceable by reason of the breadth of such scope or otherwise, it is the intention of Employee and Employers that such determination not bar or in any way affect the right of Employers to the relief provided above in the courts of any other jurisdiction within the geographical scope of such covenants as to breaches of such covenants in such other respective jurisdictions. For this purpose, such covenants as they relate to each jurisdiction shall be severable into diverse and independent covenants.
     11. No Conflicting Agreements. Employee represents and warrants that other than his position as an Employee of Parent, he is not a party to any agreements, contracts, understandings or arrangements, whether written or oral, in effect which would prevent him from rendering exclusive services to Company during the term hereof, and that he has not made and will not make any commitment to do any act in conflict with this Agreement.
     12. Arbitration. The parties agree that any and all disputes, controversies or claims of any nature whatsoever relating to, or arising out of, this Agreement or Employee’s employment, whether in contract, tort, or otherwise (including, without limitation, claims of wrongful termination of employment, claims under Title VII of the Civil Rights Act, the Fair Labor Standards Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, or comparable state or federal laws, and any other laws dealing with employees’ rights and remedies), shall be settled by mandatory arbitration administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes (the “Rules”) and the following provisions: (A) a single arbitrator (the “Arbitrator”), mutually agreeable to Company and Employee, shall preside over the arbitration and shall make all decisions with respect to the resolution of the dispute, controversy or claim between the parties; (B) in the event that Company and Employee are unable to agree on an Arbitrator within fifteen (15) days after either party has filed for arbitration in accordance with the Rules, the American Arbitration Association shall select a truly neutral arbitrator in accordance with the rules for the selection of neutral arbitrators, who shall be the “Arbitrator” for the purposes of this Section 12; (C) the place of arbitration shall be Southfield, Michigan unless mutually agreed otherwise; (D) judgment may be entered on any award rendered by the Arbitrator in any federal or state court having jurisdiction over the parties; (E) all fees and expenses of the Arbitrator shall be shared equally between Company and Employee; (F) the decision of the Arbitrator shall govern and shall be conclusive and binding upon the parties; (G) the parties shall be entitled to reasonable levels of discovery in accordance with the Federal Rules of Civil Procedure or as permitted by the Arbitrator, provided, however, that the time permitted for discovery shall not exceed eight (8) weeks and each party shall be limited to two (2) depositions; and (H) this provision shall be enforceable by specific performance and/or injunctive relief, and shall constitute a basis for dismissal of any legal action brought in violation of the duty to arbitrate. The parties hereby acknowledge that it is their intent to expedite the resolution of any dispute, controversy or claim hereunder and that the Arbitrator shall schedule the timing of discovery and of the hearing consistent with that intent. Notwithstanding anything to the contrary herein, nothing contained in this paragraph shall be construed to preclude Company from obtaining injunctive or other equitable relief to secure specific performance or to otherwise prevent Employee’s breach of Section10 of this Agreement.
     13. Notice. All notices, requests, consents and other communications, required or permitted to be given under this Agreement shall be personally delivered in writing or shall have been deemed duly given when received after it is posted in the United States mail, postage prepaid, registered or certified, return receipt requested addressed as set forth below. In addition, a party may deliver a notice via another reasonable means that results in the recipient party receiving actual notice, as conclusively demonstrated by the party giving such notice.
If to Company:
Origen Financial L.L.C.
27777 Franklin Road, Suite 1700
Southfield, Michigan 48034
If to Parent:
Origen Financial, Inc.
27777 Franklin Road, Suite 1700
Southfield, Michigan 48034
Attn: Board of Directors
If to Employee:

Ronald A. Klein
27777 Franklin Road, Suite 1700
Southfield, Michigan 48034
In all events, with a copy to:
Barris, Sott, Denn & Driker, PLLC
211 W. Fort Street, Ste. 1500
Detroit, Michigan 48226
Attn: Eugene Driker
and to:
Jaffe, Raitt, Heuer & Weiss,
  Professional Corporation
27777 Franklin Road, Suite 2500
Southfield, Michigan 48034
Attn:  Peter Sugar
     14. Cooperation in Future Matters. Employee hereby agrees that for a period of 18 months following his termination as an Employee he shall cooperate with Company’s reasonable requests relating to matters that pertain to Employee’s employment by Company, including, without limitation, providing information or limited consultation as to such matters, participating in legal proceedings, investigations or audits on behalf of Company, or otherwise making himself reasonably available to Company for other related purposes. Any such cooperation shall be performed at scheduled times taking into consideration Employee’s other commitments, and Employee shall be compensated at a reasonable hourly or per diem rate to be agreed upon by the parties to the extent such cooperation is required on more than an occasional and limited basis. Employee shall not be required to perform such cooperation to the extent it conflicts with any requirements of exclusivity of services for another employer or otherwise, nor in any manner that in the good faith belief of Employee would conflict with his rights under or ability to enforce this Agreement.
     15. Miscellaneous.
          (a) The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable in any jurisdiction nevertheless shall be binding and enforceable.
          (b) The rights and obligations of Employers under this Agreement shall inure to the benefit of, and shall be binding on, Employers and their successors and assigns. This Agreement is personal to Employee and he may not assign his obligations under this Agreement in any manner whatsoever and any purported assignment shall be void. For all purposes under this Agreement, the term “Employers” shall include any successor to Employers’ business and/or assets that assumes Employers’ rights and obligations under this Agreement.
          (c) The failure of any party to enforce any provision or protections of this Agreement shall not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted the parties herein are cumulative and the waiver of any single remedy shall not constitute a waiver of such party’s right to assert all other legal remedies available to it under the circumstances.

          (d) With the exception of the letter governing “Success Fees for Transaction Services” effective the same date as this Agreement, this Agreement sets forth the entire understanding and agreement of Employee and Employers with respect to its subject matter and supersedes all prior understandings and agreements, whether written or oral, in respect thereof, including, without limitation, the Employment Agreement. If the terms of this Agreement shall conflict with the terms of any other agreement between the Employee and either Parent or Company or any compensation plan, arrangement or policy of Parent or Company applicable to the Employee, the provisions of this Agreement shall control.
          (e) This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, without regard to its conflicts of law principles.
          (f) Captions and section headings used herein are for convenience and are not a part of this Agreement and shall not be used in construing it.
          (g) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Copies (whether photostatic, facsimile or otherwise) of this Agreement may be made and relied upon to the same extent as an original.
          (h) Employers may withhold such amounts as may be required under federal, state and local law to be withheld from the payments made under this Agreement, subject to Employers’ obligation described in Section 9.
          (i) No modification, termination or attempted waiver of this Agreement shall be valid unless in writing and signed by the party against whom the same is sought to be enforced.
          (j) The provisions of paragraphs 9, 10, 11, 12, 13, 14 and 15 of this Agreement shall survive the termination of this Agreement, notwithstanding anything to the contrary herein.
     IN WITNESS WHEREOF, the parties have executed this 2009 Employment Agreement as of the date first written above.

COMPANY:

ORIGEN FINANCIAL L.L.C., a Delaware limited liability company

By:	/s/ W. Anderson Geater, Jr.

Its:	CFO

PARENT:

ORIGEN FINANCIAL, INC., a Delaware corporation

By:	/s/ W. Anderson Geater, Jr.

Its:	CFO

EMPLOYEE:

/s/ Ronald A. Klein

RONALD A. KLEIN

EXHIBIT A
MUTUAL RELEASE AND WAIVER
     This mutual release and waiver (the “Termination Release”) is made as of the ___day of ___, 200___by and among the Employers (as defined below) and Ronald A. Klein (the “Employee”).
     WHEREAS, Employee, Origen Financial L.L.C., a Delaware limited liability company (the “Company”) and Origen Financial, Inc., a Delaware corporation (the “Parent”) (collectively, Company and Parent are referred to as “Employers”) have entered into an Employment Agreement (the “Employment Agreement”) dated effective as of April 4, 2009 that provides for certain compensation upon termination of Employee’s employment; and
     WHEREAS, the Employee has agreed, pursuant to the terms of the Employment Agreement, to execute a release and waiver in the form set forth in this Release and Waiver (“Termination Release”) in consideration of Employers’ agreement to provide the compensation upon the termination of his employment as set forth in the Employment Agreement; and
     WHEREAS, the Employee has incurred a termination of employment effective as of ___, 20___; and
     WHEREAS, Employers and the Employee desire to settle all rights, duties and obligations between them, including without limitation all such rights, duties, and obligations arising under the Employment Agreement or otherwise out of the Employee’s employment by Employers.
     NOW THEREFORE, in consideration of the mutual covenants and agreements set forth below and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Employers and Employee agree as follows:
     1. RELEASE OF COMPANY AND PARENT. In consideration for the payments to be made pursuant to the Employment Agreement:
     (a) Except as set forth in paragraph 1(b) below, Employee knowingly and voluntarily releases, acquits and forever discharges the Company, Parent and their respective owners, parents, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, divisions and subsidiaries (collectively, the “Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, damages, causes of action, suits, rights, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, foreseen or unforeseen, matured or unmatured, against them which the Employee or any of his heirs, executors, administrators, successors and assigns (“Employee Persons”) ever had, now has or at any time hereafter may have, own or hold by reason of any matter, fact, or cause whatsoever from the beginning of time up to and including the date of this Termination Release, including, without limitation, all claims for salary, bonuses, severance pay, vacation pay or any benefits arising under the Employee Retirement Income Security Act of 1974, as amended; any claims of sexual harassment, or discrimination based upon race, color, national origin, ancestry, religion, marital status, sexual orientation, citizenship status, medical condition or disability under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the American with Disabilities Act, The Consolidated Omnibus Budget Reconciliation Act, as amended, The Fair Labor Standards Act, as amended, and any other federal, state or local law prohibiting discrimination in engagement; any claims of age discrimination under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, or under any other federal, state or local law prohibiting age discrimination; claims of breach of implied or express contract, breach of promise, misrepresentation, negligence, fraud, estoppel, defamation, infliction of emotional distress, violation of public policy, wrongful or constructive discharge, or any other employment-related tort; any claim for costs, fees, or other expenses, including attorneys fees; and all claims under any other federal, state or local laws relating to employment, except in any case to the extent such release is prohibited by applicable federal, state and/or local law.
     (b) Notwithstanding the foregoing, this Release shall not be construed so as to release or discharge the Company from its obligations under Sections 1(b)-1(d), and 9 of the Employment Agreement. In addition, notwithstanding this Release, Employee shall continue to be covered by Company’s and Parent’s directors and officers liability insurance and the indemnification provisions of the Company’s and the Parent’s governing documents to the extent such insurance and such indemnification provisions are applicable to Employee.
     (c) Employee represents that he has not filed against the Releasees, any complaints, charges or lawsuits and covenants and agrees that he will not seek or be entitled to any personal recovery in any court or before any governmental agency, arbitrator or self-regulatory body against any of the Releasees arising out of any matters set forth in paragraph 1(a) hereof. If Employee has filed a complaint, charge, grievance, lawsuit or similar action, he agrees to remove, dismiss or take similar action to eliminate such complaint, charge, grievance, lawsuit or similar action within five (5) days of signing this Termination Release.
     (c) Notwithstanding the foregoing, this Termination Release is not intended to interfere with Employee’s right to file a charge with the Equal Employment Opportunity Commission (hereinafter referred to as the “EEOC”) in connection with any claim he believes he may have against the Company. Employee hereby agrees to waive the right to recover money damages in any proceeding he may bring before the EEOC or any other similar body or in any proceeding brought by the EEOC or any other similar body on his behalf. This Termination Release does not release, waive or give up any claim for workers’ compensation benefits, vested retirement or welfare benefits he is entitled to under the terms of Employers’ retirement and welfare benefit plans, as in effect from time to time, any right to unemployment compensation that Employee may have, or his right to enforce his rights under the Employment Agreement.
     2. RELEASE OF EMPLOYEE
     (a) Employers knowingly and voluntarily release, acquit and forever discharge Employee and his heirs, executors, administrators, successors and assigns (collectively, the “Employee Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, damages, causes of action, suits, rights, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, foreseen or unforeseen, matured or unmatured, against him which Employers or their respective owners, parents, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, divisions and subsidiaries their heirs, executors, administrators, successors and assigns (“Employers Persons”) ever had, now have or at any time hereafter may have, own or hold by reason of any matter, fact, or cause whatsoever from the beginning of time up to and including the date of this Termination Release, including, without limitation, all claims of breach of implied or express contract, breach of promise, misrepresentation, negligence, fraud, estoppel, defamation, infliction of emotional distress, violation of public policy, breach of fiduciary duties, or any other business-related tort; any claim for costs, fees, or other expenses, including attorneys fees, except in any case to the extent such release is prohibited by applicable federal, state and/or local law.
     (b) Employers represent that they have not filed against the Employee Releasees, any complaints, charges or lawsuits and covenants, and agree that they will not seek or be entitled to any personal recovery in any court or before any governmental agency, arbitrator or self-regulatory body against any of the Employee Releasees arising out of any matters set forth in paragraph 2(a) hereof. If Employers has filed a complaint, charge, grievance, lawsuit or similar action, they agree to remove, dismiss or take similar action to eliminate such complaint, charge, grievance, lawsuit or similar action within five (5) days of signing this Termination Release.
     3. CONFIRMATION OF OBLIGATIONS. Employee hereby confirms and agrees to his continuing obligations under paragraphs 4 and 10 of the Employment Agreement.
     4. NO DISPARAGEMENT.
     (a) The Employee agrees not to disparage the Employers, including making any statement or comments or engaging in any conduct that is disparaging or derogatory toward the Company or Parent or, whether directly or indirectly, by name or innuendo; provided, however, that nothing in this Termination Release shall restrict communications protected as privileged under federal or state law to testimony or communications ordered and required by a court or an administrative agency of competent jurisdiction.
     (b) Employers agree not to disparage Employee, including making any statement or comments or engaging in any conduct that is disparaging or derogatory toward Employee, whether directly or indirectly, by name or innuendo; provided, however, that nothing in this Termination Release shall restrict communications protected as privileged under federal or state law to testimony or communications ordered and required by a court or an administrative agency of competent jurisdiction.
     5. CONFIDENTIALITY. The Employee agrees to keep the terms of this Agreement and of this Termination Release confidential and shall not disclose the fact or terms to third parties, except as required by applicable law or regulation or by court order; provided, however, that Employee may disclose the terms of this Termination Release to members of his immediate family, his attorney or counselor, and persons assisting him in financial planning or tax preparation, provided these people agree to keep such information confidential; provided, further, however, that the Employers may disclose the terms of this Termination Release to its certified public accounts, outside counsel or others on a need to know basis, provided these people agree to keep such information confidential.
     6. ACKNOWLEDGMENT. The Employers have advised the Employee to consult with an attorney of his choosing prior to signing this Termination Release and the Employee hereby represents to the Company that he has been offered an opportunity to consult with an attorney prior to signing this Termination Release. The Employee shall have twenty-one (21) days to consider the waiver of his rights in this Termination Release, although he may sign this Termination Release sooner if he chooses. Once he has signed this Termination Release, the Employee shall have seven (7) additional days from the date of execution to revoke his consent to the waiver of his rights. If no such revocation occurs, the Employee’s waiver of rights in this Termination Release shall become effective seven (7) days from the date of execution by the Employee. In the event that the Employee revokes his waiver of rights in this Termination Release, this Termination Release will have no force and effect and, except as provided by Section 9 of the Employment Agreement, no post termination payments required shall be due or payable.
     7. GOVERNING LAW. This Termination Release shall be governed and construed in accordance with the laws of State of Michigan, without giving regard to its conflict of laws principles.

     IN WITNESS WHEREOF, the Employee and Employers have executed this Termination Release as of                                          200                    .

EMPLOYEE:

Ronald A. Klein

EMPLOYERS:

ORIGEN FINANCIAL L.L.C., a Delaware limited liability company

By:

Its:

ORIGEN FINANCIAL, INC., a Delaware corporation

By:

Its:

A-4